Horizon Technology Finance Closes Previously Announced $150 Million Accordion Credit Facility

Increases Leverage for New and Existing Investments

FARMINGTON, Conn., July 14, 2011 – Horizon Technology Finance Corporation (Nasdaq: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides secured loans to venture capital and private equity backed development-stage companies in the technology, life science, healthcare information and services, and clean-tech industries, today announced that it has closed a new credit facility of up to $150 million with an initial commitment of $75 million from Wells Fargo Capital Finance, part of Wells Fargo & Company (NYSE:WFC). The Company previously announced that it received the commitment for this credit facility on June 20, 2011.

Horizon intends to use the credit facility to leverage its existing investments, as well as deploy additional capital for new investments. The credit facility has a three-year draw period followed by a three-year term out option. Amounts borrowed will bear interest at LIBOR plus 4.00%, with a LIBOR floor of 1.00% and an advance rate of 50% against eligible loans. The credit facility contains an “accordion” feature that allows additional lenders to join the facility with increased commitments up to an aggregate of $150 million. There can be no assurance that additional lenders will join the credit facility. The new credit facility with Wells Fargo Capital Finance complements the Company’s existing WestLB credit facility, which continues to provide leverage to the Company.

Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer, commented, “We are pleased to work with Wells Fargo Capital Finance and proud of the confidence that they have shown in Horizon.  The speed and professionalism with which they worked to get this agreement closed is a good harbinger of a strong working relationship.  We look forward to using the facility to take advantage of the attractive opportunities that meet our requirements as we further expand our high-quality portfolio.”

“We are very pleased to have this opportunity to provide financing for one of the premier venture lenders in America.  The Company brings a wealth of talent and professionalism to its business relationships,” said Andrea Petro, executive vice president at Wells Fargo Capital Finance. “We look forward to a long and mutually rewarding partnership as Horizon continues to grow its business over the coming years.”

About Horizon Technology Finance Corporation
Horizon Technology Finance Corporation is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company provides secured loans to development-stage companies backed by established venture capital and private equity firms within the technology, life science, healthcare information and services, and clean-tech industries. The investment objective of Horizon Technology Finance is to maximize total risk-adjusted returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants to purchase the equity of portfolio companies. Headquartered in Farmington, CT, with a regional office in Walnut Creek, CA, the Company is externally managed by its investment advisor, Horizon Technology Finance Management LLC. To learn more, please visit
www.horizontechnologyfinancecorp.com.

About Wells Fargo Capital Finance
Wells Fargo Capital Finance is the trade name for certain asset-based lending, accounts receivable and purchase order finance services of Wells Fargo & Company and its subsidiaries, and provides traditional asset-based lending, specialized senior secured financing, accounts receivable financing, purchase order financing and channel financing to companies across the United States and Canada. Dedicated teams within Wells Fargo Capital Finance provide financing solutions for companies in specific industries such as retail, software publishing and high-technology, commercial finance, staffing, government contracting and others. For more information, visit www.wellsfargocapitalfinance.com.

Forward-Looking Statements
Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Leon Berman / Michael Cimini
(860) 676-8653	(212) 477-8438 / (212) 477-8261
chris@horizontechfinance.com	lberman@igbir.com / mcimini@igbir.com